Exhibit 31

CERTIFICATION

Re:	Morgan Stanley ABS Capital I Inc. Trust 2004-SD2, Mortgage Pass-Through
Certificates, Series 2004-SD2, issued pursuant to the Pooling Agreement, dated as of June 1, 2004, among Morgan Stanley ABS Capital I Inc., as depositor (the "Depositor"), Morgan Stanley Mortgage Capital Inc., as seller (the "Seller") and Deutsche Bank National Trust Company, as custodian and as trustee (in such capacity, the "Trustee").

I, Craig Phillips, certify that:

1.	I have reviewed this annual report on Form 10-K ("Annual Report"), and all reports on Form 8-K containing distribution or servicing reports (collectively with this Annual Report, the "Reports") filed in respect of periods included in the year covered by this Annual Report of the Depositor relating to the above-referenced trust and series of certificates;

2.	Based on my knowledge, the information in the Reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by this Annual Report;

3.	Based on my knowledge, the distribution or servicing information required to be provided to the Trustee by (i) the servicer under the Servicing Agreement, dated as of June 1, 2004 (the "Bank of America Servicing Agreement"),
 among the Depositor, the Trustee and Bank of America, N.A., as servicer (in such capacity, a "Servicer"), (ii) the servicer under the Servicing Agreement, dated as of June 1, 2004 (the "WAMU Servicing Agreement"), among the
Depositor, the Trustee and Washington Mutual Bank FA, as servicer (in such capacity, a "Servicer"), and (iii) the servicer under the Servicing Agreement, dated as of June 1, 2004 (together with the Bank of America Servicing
Agreement and the WAMU Servicing Agreement, the "Servicing Agreements"), among the Depositor, the Trustee and Wilshire Credit Corporation, as servicer (in such capacity, a "Servicer"), for inclusion in the Reports is included in these Reports;

4.	I am responsible for reviewing the activities performed by each
Servicer under the related Servicing Agreement and based upon my knowledge and the annual compliance review required by each such Servicing Agreement and except as disclosed in the Reports, each Servicer has fulfilled its obligations under the related Servicing Agreement; and

5.	The Reports disclose all deficiencies relating to each Servicer's compliance with the minimum servicing standards based upon the report provided by an independent public accountant, after conducting a review in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar procedure, as set forth in the Servicing Agreement, that is included in the Reports.


In giving the certifications above, I have reasonably relied on information provided to me by the following unaffiliated parties: the Trustee and each of the Servicers.
Date: March 24, 2005
/s/: Craig Phillips
Signature: Craig Phillips
Title: President